Exhibit 99.1

Safe Pro Awarded U.S. Army Order For AI-Powered Threat Analysis Kit Together with Red Cat Black Widow Drones

U.S. Army Award Represents First Turnkey “Kit” Order Including AI Edge Processing NODE, Red Cat Drones, Operational Support Services and Annual Software Licensing

AVENTURA, Fla. – June 2, 2026 – Safe Pro Group Inc. (Nasdaq: SPAI) (“Safe Pro” or the “Company”), a developer of artificial intelligence (AI)-enabled defense, security, and situational awareness solutions, announced today that it has received a U.S. Army order for a Threat Analysis “Kit”. The Kit features Safe Pro’s edge compute AI powered Navigation Observation & Detection Engine (NODE), Black WidowTM drones from Red Cat Holdings (“Red Cat”)(Nasdaq: RCAT) and includes annual AI model and algorithm software upgrades and operational field support. To view a new video on Safe Pro’s SpotlightAITM AI-powered Threat detection and analysis capabilities, click here.

Safe Pro Group was awarded a new subcontract from a Defense Prime Contractor to provide the U.S. Army with a turnkey, field-ready battlefield intelligence capability powered by its patented AI technology, processing video captured by Red Cat Black WidowTM drones. Safe Pro was also contracted to provide AI model and algorithm software upgrades, training and operational support services. The Company anticipates completing delivery of this order to the U.S. Army in the second quarter of 2026.

Powered by Safe Pro’s patented SPOTD (Safe Pro Object Threat Detection) technology, the NODE edge compute system uses AI and machine learning algorithms trained on one of the world’s largest real-world drone-based imagery datasets to instantly detect small, hard-to-find threats such as landmines, cluster munitions, UXO, and ambush drones. The platform can identify more than 150 types of explosive threats and objects of interest across large-scale, high-risk environments, turning drone-based video data into detailed 2D & 3D models. Operating on the edge without the need for connectivity, NODE enables the rapid generation of orthomosaics, vegetation height, terrain slope and digital surface maps and 3D models, all incorporating detected threats, providing rapid battlefield situational awareness to end users.

Built on battle-tested AI, Safe Pro’s technology converts raw visual data collected by drones into rapidly shareable, high-resolution 2D and 3D maps, providing a novel and scalable approach to situational awareness on the battlefield. Safe Pro’s AI dataset includes more than 2.8 million drone images and over 50,368 confirmed detections collected in over 35,000 acres of land in Ukraine. For more information about Safe Pro’s real-world landmine and UXO detections, visit: https://safeproai.com/landmine-detections/.

For information about Safe Pro Group, its subsidiaries, and technologies, please visit https://safeprogroup.com and connect with us on LinkedIn, Facebook, and X.

“Effort sponsored by the U.S. Government under the Project Agreement. The U.S. Government is authorized to reproduce and distribute reprints for Governmental purposes notwithstanding any copyright notation thereon.”

“The views and conclusions contained herein are those of the authors and should not be interpreted as necessarily representing the official policies or endorsements, either expressed or implied, of the U.S. Government.”

About Safe Pro Group Inc.

Safe Pro Group Inc. (Nasdaq: SPAI) is a mission-driven technology company delivering AI-enabled security and defense solutions. Through cutting-edge platforms like SPOTD, Safe Pro provides advanced situational awareness tools for defense, humanitarian, and homeland security applications globally. The Company is a leading provider of artificial intelligence (AI) solutions specializing in drone imagery processing, leveraging commercially available off-the-shelf drones with its proprietary machine learning and computer vision technology to enable rapid identification of explosive threats, providing a safer and more efficient alternative to traditional human-based analysis methods. Built on a cloud-based ecosystem and powered by Amazon Web Services (AWS), Safe Pro Group’s scalable platform targets multiple markets, including commercial, government, law enforcement, and humanitarian sectors where its Safe Pro AI software, Safe-Pro USA protective gear, and Airborne Response drone-based services can work in synergy to deliver safety and operational efficiency. For more information on Safe Pro Group Inc., please visit https://safeprogroup.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements relate to future events, future expectations, plans, and prospects. Forward-looking statements in this press release include, without limitation, statements regarding the anticipated timing and completion of delivery of orders, the acceptance and continued use of its solutions by potential government, military, and humanitarian organizations, and the Company’s future business plans and expectations. Although Safe Pro Group believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Safe Pro Group has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “seek,” “target,” “forecast,” “continue,” “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth under Item 1A in the Company’s most recently filed Form 10-K and updated from time to time in the Company’s Form 10-Q filings and in other filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. Any forward-looking statements contained in this press release speak only as of its date. Safe Pro Group undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except as required by law.

Media Relations for Safe Pro Group Inc.:

media@safeprogroup.com

Investor Contact:

Ankit Hira, Managing Director

Solebury Strategic Communications for Safe Pro Group Inc.

spai@soleburystrat.com